Media Contact: Julie Godfrey Tel: 952-843-7707 Email: Julie.godfrey@corvu.com
For immediate release:

 CORVU SECURES IMPROVED CREDIT FACILITY

Minneapolis - Thursday, February 22, 2007 - CorVu® Corporation (OTC BB: CRVU), an innovative provider of Business Intelligence and Performance Management software solutions, announced that it has secured a $3.2 million credit facility with Commerce Bank.

Proceeds from the credit facility are being used to repay an existing $1.5 million term loan and to redeem all outstanding shares of Series C Convertible Preferred stock for $1.7 million.

“We are very pleased with our new credit facility,” said Joseph Caffarelli, president and CEO of CorVu Corporation. “This facility reduces our annual debt service by approximately 33%, or $130,000. More importantly, the redemption has reduced the potential dilution of our common shares because the Series C Preferred stock was convertible into 3.4 million shares of common stock.” Caffarelli commented further, “The business relationship we have with Commerce Bank has been great for us and this facility further validates their confidence in our ability to deliver results.”

About CorVu Corporation

A pioneer in Balanced Scorecard software and reporting dashboards, CorVu has been a leader in automating business performance management practices for more than 10 years. CorVu’s innovative software uniquely combines performance metrics, initiatives, budgeting and planning, risk management, and reporting in a single application. The CorVu solutions are purpose-built applications that are easy to use, scalable, and rapidly deployable. For more information about CorVu, please visit www.corvu.com.